Exhibit 99.1

Ingles Markets, Incorporated Announces Third Quarter Sales Increases and Earnings Results

     ASHEVILLE, N.C.--(BUSINESS WIRE)--Aug. 8, 2005--Ingles Markets, Incorporated (NASDAQ:IMKTA) today reported sales increases for its third quarter and nine months ended June 25, 2005, over the comparable 2004 periods.
     Net sales for the June 2005 quarter increased 5.4% over the June 2004 quarter to $566.7 million, while comparable store sales grew 5.5% for the same period. For the nine months ended June 25, 2005, net sales increased 5.7% over the 2004 period to $1.68 billion, while comparable store sales grew 5.6%. Sales grew in each of the Company's departments, with the largest percentage increases in perishables, pharmacy and gasoline.
     Easter sales occurred in the March quarter of fiscal 2005 but in the June quarter of fiscal 2004. The Company estimates that, excluding the effect of the Easter holiday, third quarter 2005 comparable store sales increased 6.2%, compared to the third quarter of 2004.
     Gross profit dollars for the three- and nine-month periods ended June 2005 increased $2.1 million and $15.5 million, respectively, compared to the same periods of fiscal 2004. Gross profit, as a percentage of sales, was 25.3% for the June 2005 quarter, compared to 26.2% for the same quarter last year. The effect of lower overall margins in the pharmacy and gasoline departments contributed to the change in gross profit as a percentage of sales. For the nine-month period, gross profit as a percentage of sales was 25.4% in 2005 compared to 25.8% in 2004. Excluding the effect of gasoline and pharmacy sales, retail grocery segment margins were higher for the nine-month 2005 period, compared to the same period of 2004.
     Operating and administrative expenses for the June 2005 quarter decreased as a percentage of sales to 21.6% compared to 21.9% in the June 2004 quarter. This marks the third consecutive quarter where operating expenses as a percentage of sales have declined compared to both the previous quarter and the equivalent quarter of the last fiscal year. Operating and administrative expenses for the June 2005 nine-month period decreased as a percentage of sales to 21.8% compared to 22.2% in the June 2004 nine-month period. Operating and administrative expenses declined as a percentage of sales due primarily to the increased sales volume.
     Net rental income decreased $0.4 million for the June 2005 quarter and $1.0 million for the 2005 nine-month period from the comparable prior year periods due primarily to the sale of a shopping center in September 2004 in which Ingles was not a tenant and the relocation of other tenants from shopping centers to stand alone sites.
     Interest expense decreased $0.4 million and $2.1 million for the three- and nine-month periods ended June 2005, respectively, compared to the same periods ended June 2004 due to a reduction in total debt from $610.7 million at June 26, 2004, to $579.7 million at June 25, 2005.
     Net income for the June 2005 quarter totaled $6.6 million, or $0.27 per diluted share, compared to $8.3 million, or $0.35 per diluted share, for the June 2004 quarter. Net income for the nine months ended June 25, 2005, totaled $17.2 million, or $0.71 per diluted share, compared to $17.9 million, or $0.77 per diluted share, for the June 2004 nine-month period. Included in the June 2004 nine-month results were pre-tax gains of $5.7 million ($3.5 million net of income tax) on sales of real property.
     Robert P. Ingle, chief executive officer, stated, "We are pleased with our sales growth and our customer loyalty. With the planned addition of three stores in the fourth quarter we remain focused on our customer. We will continue to offer popular, high-quality products in convenient, modern stores."
     The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Ingles' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles' operating area, pricing pressures, increased competitive efforts by others in Ingles' marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2004 Form 10-K and 2005 Forms 10-Q.
     Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 195 supermarkets. In conjunction with its supermarket operations, the Company also operates 74 neighborhood shopping centers, all but 17 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's National Market under the symbol IMKTA. For more information about the Company, visit Ingles' website at www.ingles-markets.com.


                     INGLES MARKETS, INCORPORATED
             (Amounts in thousands except per share data)

                    Unaudited Financial Highlights

                          Three Months Ended       Nine Months Ended
                        ----------------------  ----------------------
                         June 25,    June 26,    June 25,    June 26,
                           2005        2004        2005        2004
                        ----------  ----------  ----------  ----------

Net sales                 $566,656    $537,447  $1,683,198  $1,592,546
Gross profit               143,123     141,041     427,103     411,558
Operating and
 administrative expenses   122,364     117,664     366,654     354,232
Rental income, net           1,838       2,182       4,389       5,419
Income from operations      22,597      25,559      64,838      62,745
Other income, net              638       1,004       1,323       6,525
Interest expense            12,592      13,037      38,550      40,619
Income taxes                 4,017       5,237      10,448      10,713
Net income                  $6,626      $8,289     $17,163     $17,938

Basic earnings per
 common share                $0.27       $0.35       $0.71       $0.77
Diluted earnings per
 common share                $0.27       $0.35       $0.71       $0.77

Additional selected information:
Depreciation and
 amortization expense      $13,798     $14,013     $42,288     $42,336
Rent expense                $6,403      $7,239     $20,581     $23,039


           Condensed Consolidated Balance Sheets (Unaudited)

                                                 June 25,    Sept. 25,
                                                   2005        2004
                                                ----------  ----------
ASSETS
  Cash and cash equivalents                        $50,301     $80,594
  Receivables-net                                   36,357      34,450
  Inventories                                      200,506     189,432
  Other current assets                               9,983       9,063
  Property and equipment-net                       738,627     738,219
  Other assets                                      14,942      11,929
                                                ----------  ----------
TOTAL ASSETS                                    $1,050,716  $1,063,687
                                                ==========  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current maturities of long-term debt             $22,512     $33,827
  Accounts payable-trade                           108,501      88,725
  Accrued expenses and current portion
    of other long-term liabilities                  56,031      66,189
  Deferred income taxes                             33,875      40,886
  Long-term debt                                   557,199     568,608

  Other long-term liabilities                        2,962       4,235
                                                ----------  ----------
     Total Liabilities                             781,080     802,470
  Stockholders' equity                             269,636     261,217
                                                ----------  ----------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                          $1,050,716  $1,063,687
                                                ==========  ==========


     CONTACT: Ingles Markets, Incorporated, Asheville
              Ron Freeman, 828-669-2941 Ext. 223